EXHIBIT 99.1

CHENIERE ENERGY PARTNERS, L.P. NEWS RELEASE
Cheniere Partners Reports Second Quarter Results and Reconfirms Full Year 2021 Distribution Guidance
HOUSTON--(BUSINESS WIRE)-- Cheniere Energy Partners, L.P. (“Cheniere Partners”) (NYSE American: CQP) today announced its financial results for the second quarter of 2021.
HIGHLIGHTS
•Net income of $395 million and $742 million for the three and six months ended June 30, 2021, respectively.
•Adjusted EBITDA1 of $690 million and $1,469 million for the three and six months ended June 30, 2021, respectively.
•Declared a distribution of $0.665 per common unit that will be paid on August 13, 2021 to unitholders of record as of August 6, 2021.
•Reconfirmed full year 2021 distribution guidance.
•S&P Global Ratings changed the outlook on Cheniere Partners credit rating to positive from negative in April 2021.
2021 FULL YEAR DISTRIBUTION GUIDANCE

2021
Distribution per Unit	$2.60	-	$2.70
SUMMARY AND REVIEW OF FINANCIAL RESULTS

(in millions, except LNG data)	Three Months Ended June 30,			Six Months Ended June 30,
	2021	2020	% Change	2021	2020	% Change
Revenues	$1,889	$1,470	29%	$3,852	$3,188	21%
Net income	$395	$406	(3)%	$742	$841	(12)%
Adjusted EBITDA[1]	$690	$846	(18)%	$1,469	$1,638	(10)%
LNG exported:
Number of cargoes	87	58	50%	176	150	17%
Volumes (TBtu)	311	205	52%	632	530	19%
LNG volumes loaded (TBtu)	313	207	51%	630	534	18%
Net income decreased $11 million during the three months ended June 30, 2021 as compared to the three months ended June 30, 2020, primarily as a result of decreased total margins2 due primarily to the non-recurrence of net accelerated revenues recognized from cancelled LNG cargoes during the three months ended June 30, 2020 of $228 million, which was partially offset by increased revenue from increased volume of LNG delivered between the periods. Additionally, the decrease in net income was partially offset by decreased loss on modification or extinguishment of debt and decreased interest expense, net of capitalized interest.
Net income decreased by $99 million during the six months ended June 30, 2021 from the comparable period in 2020, primarily as a result of decreased total margins2 due primarily to the non-recurrence of accelerated revenues recognized from cancelled LNG cargoes during the six months ended June 30, 2020 of $244 million, which were partially offset by increased revenue from increased volume of LNG delivered between the periods. Net income also
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1 Non-GAAP financial measure. See “Reconciliation of Non-GAAP Measures” for further details.
2 Total margins as used herein refers to total revenues less cost of sales.

decreased due to increased loss on extinguishment of debt, which was partially offset by decreased interest expense, net of capitalized interest.
During the three and six months ended June 30, 2021, we recognized in income 313 and 630 TBtu, respectively, of LNG loaded from the SPL Project (defined below). Additionally, in the six months ended June 30, 2021, we recognized in income 8 TBtu of LNG which was procured by Sabine Pass Liquefaction, LLC (“SPL”) from Cheniere Energy, Inc.’s Corpus Christi liquefaction facility.
During the three and six months ended June 30, 2020, we recognized $388 million and $404 million, respectively, in LNG revenues associated with cancelled LNG cargoes, of which $244 million would have been recognized subsequent to June 30, 2020 had the cargoes been lifted pursuant to the delivery schedules with the customers. LNG revenues during the three months ended June 30, 2020 excluded $16 million that would have otherwise been recognized during the quarter if the cargoes were lifted pursuant to the delivery schedules with the customers. We did not have any such revenue timing impacts during the three and six months ended June 30, 2021.
KEY FINANCIAL TRANSACTIONS
Year to date, SPL has entered into a series of note purchase agreements for the sale of approximately $347 million aggregate principal amount of Senior Secured Notes due 2037 (the “2037 SPL Private Placement Senior Secured Notes”) on a private placement basis. The 2037 SPL Private Placement Senior Secured Notes are expected to be issued in the second half of 2021, subject to customary closing conditions, and the net proceeds are expected to be used to refinance a portion of SPL’s outstanding 6.25% SPL Senior Secured Notes due 2022 and related fees, costs, and expenses. The 2037 SPL Private Placement Senior Secured Notes will be fully amortizing, with a weighted average life of over 10 years.

SABINE PASS LIQUEFACTION PROJECT UPDATE
As of July 31, 2021, approximately 1,350 cumulative LNG cargoes totaling over 90 million tonnes of LNG have been produced, loaded, and exported from the SPL Project.
Construction Progress as of June 30, 2021

SPL Project
Train 6
Project Status	Under Construction
Project Completion Percentage (1)	89.6% (1)
Expected Substantial Completion	1H 2022
(1) Engineering 99.7% complete, procurement 99.9% complete, and construction 79.3% complete
SPL Project Overview
We own natural gas liquefaction facilities consisting of five operational liquefaction Trains and one additional Train under construction, with a total production capacity of approximately 30 million tonnes per annum (“mtpa”) of LNG at the Sabine Pass LNG terminal (the “SPL Project”).
DISTRIBUTIONS TO UNITHOLDERS
We declared a cash distribution of $0.665 per common unit to unitholders of record as of August 6, 2021 and the related general partner distribution to be paid on August 13, 2021.
INVESTOR CONFERENCE CALL AND WEBCAST
Cheniere Energy, Inc. will host a conference call to discuss its financial and operating results for the second quarter 2021 on Thursday, August 5, 2021, at 11 a.m. Eastern time / 10 a.m. Central time. A listen-only webcast of the call and an accompanying slide presentation may be accessed through our website at www.cheniere.com. Following the call, an archived recording will be made available on our website. The call and accompanying slide presentation may include financial and operating results or other information regarding Cheniere Partners.

About Cheniere Partners
Cheniere Partners owns the Sabine Pass LNG terminal located in Cameron Parish, Louisiana, which has natural gas liquefaction facilities consisting of five operational liquefaction Trains and one additional Train under construction, with a total production capacity of approximately 30 mtpa of LNG. The Sabine Pass LNG terminal also has operational regasification facilities that include five LNG storage tanks, vaporizers, and two marine berths with a third marine berth under construction. Cheniere Partners also owns the Creole Trail Pipeline, which interconnects the Sabine Pass LNG terminal with a number of large interstate pipelines.

For additional information, please refer to the Cheniere Partners website at www.cheniere.com and Quarterly Report on Form 10-Q for the quarter ended June 30, 2021, filed with the Securities and Exchange Commission.

Use of Non-GAAP Financial Measures
In addition to disclosing financial results in accordance with U.S. GAAP, the accompanying news release contains a non-GAAP financial measure. Adjusted EBITDA is a non-GAAP financial measure that is used to facilitate comparisons of operating performance across periods. This non-GAAP measure should be viewed as a supplement to and not a substitute for our U.S. GAAP measures of performance and the financial results calculated in accordance with U.S. GAAP, and the reconciliation from these results should be carefully evaluated.

Forward-Looking Statements
This press release contains certain statements that may include “forward-looking statements.” All statements, other than statements of historical or present facts or conditions, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, (i) statements regarding Cheniere Partners’ financial and operational guidance, business strategy, plans and objectives, including the development, construction and operation of liquefaction facilities, (ii) statements regarding expectations regarding regulatory authorizations and approvals, (iii) statements expressing beliefs and expectations regarding the development of Cheniere Partners’ LNG terminal and liquefaction business, (iv) statements regarding the business operations and prospects of third parties, (v) statements regarding potential financing arrangements, (vi) statements regarding future discussions and entry into contracts, and (vii) statements regarding the COVID-19 pandemic and its impact on our business and operating results. Although Cheniere Partners believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere Partners’ actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere Partners’ periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere Partners does not assume a duty to update these forward-looking statements.

 (Financial Tables Follow)

Cheniere Energy Partners, L.P.
Consolidated Statements of Income
(in millions, except per unit data)(1)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Revenues
LNG revenues	$1,597	$1,332	$3,266	$2,781
LNG revenues—affiliate	211	61	425	249
Regasification revenues	67	68	134	135
Other revenues	14	9	27	23
Total revenues	1,889	1,470	3,852	3,188

Operating costs and expenses
Cost of sales (excluding items shown separately below)	888	398	1,836	1,097
Cost of sales—affiliate	12	5	54	5
Cost of sales—related party	1	—	1	—
Operating and maintenance expense	168	165	317	317
Operating and maintenance expense—affiliate	35	48	69	81
Operating and maintenance expense—related party	12	—	22	—
Development expense	1	—	1	—
General and administrative expense	3	8	5	10
General and administrative expense—affiliate	21	24	42	49
Depreciation and amortization expense	138	138	277	276
Impairment expense and loss on disposal of assets	6	—	6	5
Total operating costs and expenses	1,285	786	2,630	1,840

Income from operations	604	684	1,222	1,348

Other income (expense)
Interest expense, net of capitalized interest	(209)	(236)	(426)	(470)
Loss on modification or extinguishment of debt	—	(42)	(54)	(43)
Other income, net	—	—	—	6
Total other expense	(209)	(278)	(480)	(507)

Net income	$395	$406	$742	$841

Basic and diluted net income per common unit	$0.73	$0.78	$1.38	$1.62

Weighted average number of common units outstanding used for basic and diluted net income per common unit calculation	484.0	348.6	484.0	348.6

(1)Please refer to the Cheniere Energy Partners, L.P. Quarterly Report on Form 10-Q for the quarter ended June 30, 2021, filed with the Securities and Exchange Commission.

Cheniere Energy Partners, L.P.
Consolidated Balance Sheets
(in millions, except unit data) (1)

	June 30,	December 31,
	2021	2020
ASSETS	(unaudited)
Current assets
Cash and cash equivalents	$1,239	$1,210
Restricted cash	65	97
Accounts and other receivables, net of current expected credit losses	285	318
Accounts receivable—affiliate	65	184
Advances to affiliate	154	144
Inventory	116	107
Current derivative assets	23	14
Other current assets	97	61
Other current assets—affiliate	1	—
Total current assets	2,045	2,135

Property, plant and equipment, net of accumulated depreciation	16,789	16,723
Operating lease assets, net of accumulated amortization	95	99
Debt issuance costs, net of accumulated amortization	14	17
Derivative assets	21	11
Other non-current assets, net	159	160
Total assets	$19,123	$19,145

LIABILITIES AND PARTNERS’ EQUITY
Current liabilities
Accounts payable	$16	$12
Accrued liabilities	649	658
Accrued liabilities—related party	4	4
Current debt, net of discount and debt issuance costs	654	—
Due to affiliates	38	53
Deferred revenue	105	137
Deferred revenue—affiliate	11	1
Current operating lease liabilities	8	7
Current derivative liabilities	21	11
Total current liabilities	1,506	883

Long-term debt, net of premium, discount and debt issuance costs	16,935	17,580
Operating lease liabilities	87	90
Derivative liabilities	8	35
Other non-current liabilities	—	1
Other non-current liabilities—affiliate	16	17

Partners’ equity
Common unitholders’ interest (484.0 million units issued and outstanding at both June 30, 2021 and December 31, 2020)	805	714
General partner’s interest (2% interest with 9.9 million units issued and outstanding at June 30, 2021 and December 31, 2020)	(234)	(175)
Total partners’ equity	571	539
Total liabilities and partners’ equity	$19,123	$19,145

(1)Please refer to the Cheniere Energy Partners, L.P. Quarterly Report on Form 10-Q for the quarter ended June 30, 2021, filed with the Securities and Exchange Commission.

Reconciliation of Non-GAAP Measures
Regulation G Reconciliations
Adjusted EBITDA
The following table reconciles our Adjusted EBITDA to U.S. GAAP results for the three and six months ended June 30, 2021 and 2020 (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net income	$395	$406	$742	$841
Interest expense, net of capitalized interest	209	236	426	470
Loss on modification or extinguishment of debt	—	42	54	43
Other income, net	—	—	—	(6)
Income from operations	$604	$684	$1,222	$1,348
Adjustments to reconcile income from operations to Adjusted EBITDA:
Depreciation and amortization expense	138	138	277	276
Gain from changes in fair value of commodity derivatives, net (1)	(58)	(9)	(36)	(26)
Impairment expense and loss on disposal of assets	6	—	6	5
Incremental costs associated with COVID-19 response	—	33	—	35
Adjusted EBITDA	$690	$846	$1,469	$1,638
(1) Change in fair value of commodity derivatives prior to contractual delivery or termination
Adjusted EBITDA is commonly used as a supplemental financial measure by our management and external users of our consolidated financial statements to assess the financial performance of our assets without regard to financing methods, capital structures, or historical cost basis. Adjusted EBITDA is not intended to represent cash flows from operations or net income as defined by U.S. GAAP and is not necessarily comparable to similarly titled measures reported by other companies.
We believe Adjusted EBITDA provides relevant and useful information to management, investors and other users of our financial information in evaluating the effectiveness of our operating performance in a manner that is consistent with management’s evaluation of financial and operating performance.
Adjusted EBITDA is calculated by taking net income before interest expense, net of capitalized interest, depreciation and amortization, and adjusting for the effects of certain non-cash items, other non-operating income or expense items and other items not otherwise predictive or indicative of ongoing operating performance, including the effects of modification or extinguishment of debt, impairment expense and loss on disposal of assets, changes in the fair value of our commodity derivatives prior to contractual delivery or termination, and non-recurring costs related to our response to the COVID-19 outbreak which are incremental to and separable from normal operations. The change in fair value of commodity derivatives is considered in determining Adjusted EBITDA given that the timing of recognizing gains and losses on these derivative contracts differs from the recognition of the related item economically hedged. We believe the exclusion of these items enables investors and other users of our financial information to assess our sequential and year-over-year performance and operating trends on a more comparable basis and is consistent with management’s own evaluation of performance.

Contacts
Cheniere Partners

Investors
Randy Bhatia	713-375-5479

Media Relations
Eben Burnham-Snyder	713-375-5764
Jenna Palfrey	713-375-5491